Exhibit 10.24

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of June 25, 2018 (the “Effective Date”), is entered into by and among Apnimed, Inc., a Delaware corporation (the “Company”) and Dr. Joseph Avellone (the “Consultant”), residing at [***].

RECITALS

WHEREAS, the Company desires to engage the Consultant to provide certain services to the Company pursuant to this Agreement, and the Consultant desires to provide such services to the Company; and

WHEREAS, the Company and the Consultant deem it to be in their respective best interests to enter into this Agreement.

AGREEMENT

In consideration of the premises and mutual covenants contained herein, the Company and the Consultant agree as follows:

1. Services. During the Consulting Term (as defined in Section 2), the Company agrees to engage the Consultant, and the Consultant agrees to provide the services described below to the Company, under the terms and conditions herein provided (the “Services”). The Company shall not control the manner or means by which Consultant performs the Services. Consultant shall provide Consultant’s own equipment, supplies and materials when performing the Services.

2. Term. This Agreement shall become effective as of the Effective Date and shall continue for 12 months unless earlier terminated under this Section 2 (the “Consulting Term”). Any extension of the Consulting Term will be subject to the mutual written agreement between the parties. This Agreement may be terminated immediately by either party if the other breaches any material term of this Agreement and otherwise by either party upon thirty (30) days’ advance written notice.

3. Duties; Time Commitment. During the Consulting Term, the Consultant shall provide advice concerning clinical trials. Except as provided in Section 7, the Consultant shall have the duties, responsibilities and authority normally associated with such position. The Consultant agrees to devote sufficient business time and attention to the performance of Services hereunder and shall use the Consultant’s best efforts to advance the interests of the Company in providing the Services hereunder. Consultant is customarily engaged in an independent occupation, trade or profession related to the Services and may be engaged or employed in any other business, trade, profession, or other activity which does not place Consultant in a conflict of interest with the Company; provided, that, during the Term, Consultant agrees not to engage in any business activities that do or may compete with the business of the Company without the Company’s prior written consent.

4. Compensation and Expenses.

(a) Consulting Fee. During the Consulting Term, the Company shall pay to the Consultant a fee of $25,000 annually for Services rendered pursuant to this Agreement, payable to the Consultant monthly in arrears within thirty (30) days of receipt of the Consultant’s invoice.

(b) Expenses. During the Consulting Term, the Consultant shall be responsible for paying Consultant’s own expenses for all of the Consultant’s reasonable and necessary travel and other expenses incurred during the Consulting Term at the request of the Company in the performance of Consultant’s Services hereunder, except as approved in advance by the Company.

5. Independent Contractor. It is hereby understood and agreed by the parties to this Agreement that the Consultant’s rendering of the consulting services pursuant to this Agreement is as an independent contractor and not as a director, stockholder, officer, joint venturer, employee or partner of the Company or any of its affiliates, and that the Consultant’s retention as a consultant pursuant to this Agreement shall not entitle the Consultant to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company or any of its affiliates to its employees (each a “Benefit”, and in the aggregate the “Company Benefit Plans”). It is further hereby understood and agreed by the Company and the Consultant that, as an independent contractor, the Consultant shall be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, disability, workers compensation, unemployment contributions and similar matters, and shall indemnify the Company against all such taxes or contributions, including penalties and interest.

6. Confidentiality and Proprietary Rights.

(a) Confidentiality.

(i) The Consultant agrees that all information, whether in writing or other form, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Confidential Information”) is and will be the exclusive property of the Company. For purposes of this Agreement, “Confidential Information” also includes information received in confidence by the Company from its customers or suppliers or other third parties. “Confidential Information” may include, by way of example and without limitation, information about discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.

(ii) The Consultant will not, at any time, without the Company’s prior written permission, either during or after the Consulting Term, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Services. The Consultant will cooperate with the Company and use the Consultant’s best efforts to prevent the unauthorized disclosure of all Confidential Information. The Consultant will deliver to the Company all copies of Confidential Information in the Consultant’s possession or control upon the earlier of a request by the Company or termination of the Consulting Term.

(iii) The Consultant will not, at any time, without the Company’s prior written permission, either during or after the Consulting Term, remove from the Company’s facilities (including any premises that the Company may occupy from time to time as well as any and all information technology systems), or retain or use any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes or disks or similar items of or containing Confidential Information (whether the foregoing are in physical or electronic form), or other materials or property of the Company of any kind (collectively, “Materials”), unless (i) necessary to perform the

Services for the Company and (ii) such removal, retention or use is for the benefit of the Company and accomplished in accordance with all applicable policies and procedures of the Company. If the Consultant removes any Materials, the Consultant shall return such Materials to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. Except as may be necessary in the discharge of the Consultant’s services, the Consultant shall not make, retain, remove or distribute any copies of any of such Materials for any reason whatsoever and the Consultant shall not divulge to any third person the nature or contents of any of such Materials or of any oral or written information. Upon the earlier of the Consultant’s request or the termination or cessation of the Consulting Term, the Consultant shall return to the Company all originals and copies of such Materials then in the Consultant’s possession, custody or under the Consultant’s control, whether prepared by Consultant or others.

(iv) The Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the Consultant’s disclosure of a trade secret that is made in confidence to Federal, State or local government official or to an attorney provided that such disclosure is: (i) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, filed such that all documents containing any trade secret information are under seal and do not disclose any such trade secret except pursuant to a court order.

(b) Inventions.

(i) The Consultant will fully and promptly disclose to the Company all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, mask works, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Inventions”), whether or not patentable or copyrightable, provided, however, that if the Consultant is classified by the Company as a consultant, the Consultant will be obligated to only make full and prompt disclosure of Company- Related Inventions (as defined below) and related Intellectual Property Rights therein (as defined below). The Consultant acknowledges that all work performed by the Consultant is on a “work for hire” basis, and the Consultant hereby does assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all the Consultant’s right, title and interest in all Inventions that (i) relate to the business or proposed business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (ii) result from tasks assigned to the Consultant by the Company; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Company-Related Inventions”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). The Consultant understands that if this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in a service provider agreement to assign certain classes of inventions made by a service provider, this Section 6(b) will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

(ii) The Consultant will not incorporate, or permit to be incorporated, any Prior Invention (as defined below) in any Company-Related Invention without the Company’s prior written consent. For purposes of this Agreement, a “Prior Invention” is any Invention that the Consultant has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Consulting Term that the Consultant considers to be the Consultant’s property or the property of third parties. If, in the course of the Consulting Term, the Consultant incorporates a Prior Invention into a Company product, process or machine or other work done for the Company, the Consultant hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.

(c) Enforcement of Intellectual Property Rights. The Consultant will cooperate fully with the Company, both during and after the Consulting Term, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Inventions. The Consultant will sign, both during and after the Consulting Term, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company- Related Invention.

(d) Restrictive Covenants.

(i) During the Consulting Term, the Consultant will not, without the Company’s express written permission, engage in any business activity that would conflict with the Consultant’s rendering of the Services or involve the potential disclosure of Confidential Information.

(ii) During the Consulting Term and for the twelve (12) month period following the end of such Consulting Term for any reason, the Consultant will not, either directly or through others, (i) solicit or attempt to solicit for hire, or hire, any employee of the Company or any person who was employed by the Company within the six (6) month period immediately prior to the termination of the Consulting Term; or (ii) solicit any consultant, contractor or customer of the Company, with whom the Consultant had contact or whose identity the Consultant learned of as a result of rendering the Services to the Company to diminish or alter in any way its relationship with the Company. For purposes of this Agreement, a “customer” is any person or entity to which the Company has provided or has attempted to provide goods or services at any time during the period commencing six (6) months prior to the Consulting Term and ending upon the expiration of the Consulting Term.

(iii) The Consultant represents that the Consultant’s performance of all of the terms of this Agreement as a service provider of the Company does not and will not breach any agreement or obligation of any kind made prior to the Consultant’s engagement by the Company, including agreements or obligations the Consultant may have with prior employers or entities for which the Consultant has provided services. The Consultant has not entered into any agreement or obligation either written or oral in conflict herewith. The Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement. If the Consultant shall receive any communication from a former employer or any other Person claiming the Consultant cannot provide the Services to the Company, the Consultant will immediately notify the Company of these developments in writing. The Consultant also represents and covenants that the Consultant will abide by all contractual obligations to all prior employers and that the Consultant will not retain, review, or utilize any other Person’s confidential or proprietary information or share or disclose such information to any other Person. The Company disclaims any interest in any confidential information of any Person other than the Company and its affiliates and instructs the Consultant not to disclose or use such confidential information.

(iv) The Consultant acknowledges that the provisions of this Section 6 (including without limitation the restrictions set forth in this Section 6(d)) are reasonable and necessary to protect the legitimate interests of the Company and the Consultant understands that the Company may sustain irreparable injury if the Consultant violates this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. Taxes. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and the Consultant agrees to and acknowledges the obligation to pay all taxes thereon; provided that the Company shall be entitled to deduct and withhold from any payments pursuant to this Agreement any amounts, if any, that the Company reasonably determines are required to be deducted and withheld under applicable law. To the extent any such amounts are deducted and withheld, such amounts shall be treated for all purposes as having been paid to the Consultant.

8. Authority. Unless specifically authorized in resolutions duly adopted by the Board of Directors of the Company, the Consultant shall not have any right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of the Company.

9. Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10. Amendments. This Agreement may not be amended or changed except by the written agreement of the Company and the Consultant.

11. Not an Employment Contract. This Agreement is not a contract of employment between the Consultant and the Company, and the parties to this Agreement hereby agree and acknowledge that this Agreement does not impose any obligation on the Company or any of its affiliates to offer employment to the Consultant at any time.

12. Governing Law. This Agreement, and any dispute arising under or relating to any provision of this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles of any jurisdiction.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Consultant hereby acknowledges and agrees that the consulting services to be performed by the Consultant pursuant to this Agreement are unique in nature and that the Consultant shall not assign any rights or delegate any duties or obligations under this Agreement to any other Person. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time.

15. Indemnification. The Consultant shall indemnify, defend and hold the Company (and any employee, owner or affiliate thereof) harmless against any and all costs, losses or expenses (including reasonable attorney’s fees) that the Consultant may incur or be subjected to by reason of any claim or suit arising out of the Consultant’s performance of the services set forth in this Agreement or the Consultant’s breach of this Agreement or any representation or warranty contained herein.

16. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section 16). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section 16.

17. Termination. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall promptly after such expiration or termination comply with the provisions of Section 6(a)(iii) and shall: (a) deliver to the Company all deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for use by the Company; (b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information (as defined in the separate Confidentiality and Proprietary Rights Agreement); (c) permanently erase all of the Confidential Information from the Consultant’s personal computer systems; and (d) certify in writing to the Company that the Consultant has complied with the requirements of this Section 17.

18. Survival. The terms and conditions of Sections 5, 6, 7, 7, 10, .13, 15, and 17 shall survive the expiration or termination of this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or PDF signature), each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

[signature page follows]

The parties hereto have executed this Agreement as of the date and year first above written.

APNIMED, INC.

By:	/s/ Lawrence G. Miller
Name: Lawrence G. Miller
Title: President and Chief Executive Officer

Dr. Joseph Avellone

/s/ Joseph Avellone

[Signature Page to Consulting Agreement (J. Avellone)]